[DECHERT LLP LETTERHEAD AND LOGO]
                                                                   Exhibit 11(A)

April 26, 2003


Board of Directors
ING Series Fund, Inc.
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258-2034

Re:  ING Series Fund, Inc., on behalf of ING Technology Fund

Dear Ladies and Gentlemen:

We have acted as special counsel to ING Series Fund, Inc., a Maryland corporation (the "Company"), and we have a general familiarity with the Company's business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of common stock by the Company in connection with the acquisition by ING Technology Fund, a series of the Company, of the assets of ING Global Technology Fund, a series of ING Mutual Funds, which were registered on a Form N-14 Registration Statement (the "Registration Statement") filed by the Company on November 20, 2002 with the U.S. Securities and Exchange Commission.

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Company and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the shares of common stock of the Company have been registered under the Securities Act of 1933, as amended, in the Registration Statement, when issued in accordance with the terms described in the Registration Statement and the Agreement and Plan of Reorganization dated January 7, 2003 referenced therein, will be duly and validly issued and outstanding, fully paid and non-assessable.

Very truly yours,

/s/ Dechert LLP